As filed with the Securities and Exchange Commission on August 2, 2023

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NNN REIT, INC.

(Exact name of registrant as specified in its charter)

Maryland	56-1431377
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

450 South Orange Avenue, Suite 900 Orlando, Florida	32801
(Address of Principal Executive Offices)	(Zip Code)

NNN REIT, Inc. (f/k/a National Retail Properties, Inc.) 2017 Performance Incentive Plan

(Full title of the plan)

Kevin B. Habicht

Executive Vice President, Chief Financial Officer, Assistant Secretary and Treasurer

NNN REIT, Inc.

450 South Orange Avenue, Suite 900

Orlando, Florida 32801

(407) 265-7348

(Name, address and telephone number, including area code, of agent for service)

With a copy to:

Jeffrey B. Grill, Esq.

Pillsbury Winthrop Shaw Pittman LLP

1200 Seventeenth Street, NW

Washington, DC 20036

(202) 663-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

PART I

INFORMATION REQUIRED IN THE PROSPECTUS

General Instruction E Information

Pursuant to General Instruction E to Form S-8, this Registration Statement on Form S-8 (the “Registration Statement”) is being filed with the U.S. Securities and Exchange Commission (the “Commission”) for the purpose of increasing the number of securities of the same class as other securities for which a Registration Statement on Form S-8 relating to the same employee benefit plan is effective. Specifically, this Registration Statement is being filed to register 3,000,000 additional shares of common stock, par value $0.01 per share (the “Common Stock”), of NNN REIT, Inc. (the “Company” or the “Registrant”) that may be issued to participants pursuant to the Company’s 2017 Performance Incentive Plan, as amended by Amendment No. 1 to the Company’s 2017 Performance Incentive Plan (the “2017 Plan”). On May 16, 2023, stockholders of the Company approved Amendment No.1 at the Company’s Annual Meeting of Stockholders held on such date. The Registration Statement hereby incorporates by reference the contents of the Registrant’s Registration Statement on Form S-8 filed with the Commission on May 30, 2017 (File No. 333-218339), excluding reports that the Registrant filed with the Commission that were incorporated into such Registration Statement in order to maintain current information about the Registrant, pursuant to General Instruction E to Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Commission are hereby incorporated by reference in this Registration Statement:

(a) The Company’s Annual Report on Form 10-K for the year ended December 31, 2022, filed with the Commission on February  9, 2023, including portions of the Definitive Proxy Statement on Schedule 14A, filed with the Commission on March 23, 2023, specifically incorporated by reference into the Annual Report on Form 10-K.

(b) The Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2023 and June  30, 2023, filed with the Commission on May 2,  2023 and August 2, 2023, respectively.

(c) The Company’s Current Reports on Form 8-K filed with the Commission on April  27, 2023 and May 16, 2023.

(d) The description of the Registrant’s Securities Registered Pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (incorporated by reference to Exhibit 4.22 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2019, filed with the Commission on February 11, 2020).

In addition, all documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (excluding any portions thereof furnished by the Registrant, including, but not limited to, information furnished under Item 2.02 and Item 7.01 and any exhibits relating to Item 2.02 or Item 7.01 furnished under Item 9.01 of Form 8-K and any certification required by 18 U.S.C. § 1350), subsequent to the filing of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities hereby offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in this Registration Statement or a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any other subsequently filed document that also is deemed to be incorporated by reference in this Registration Statement modifies or supersedes such statement.

Item 6. Indemnification of Directors and Officers.

The Company’s articles of incorporation provide that the liability of its directors and officers for money damages shall be eliminated to the maximum extent permitted by Maryland law. Under current Maryland law, the directors are liable to the Company or its stockholders for money damages only for liability resulting from (i) acts or omissions committed in bad faith involving active and deliberate dishonesty that were material to the cause of action adjudicated, as established by a final judgment, or (ii) actual receipt of an improper benefit or profit in money, property or services. The Company’s articles of incorporation also provide that no amendment thereto may limit or eliminate this limitation of liability with respect to events occurring prior to the effective date of such amendment.

The Company’s articles of incorporation and bylaws require it to indemnify its directors and officers to the fullest extent permitted by Maryland law. Under current Maryland law, the Company will indemnify (i) any director or officer who has been successful, on the merits or otherwise, in the defense of a proceeding to which he was made a party by reason of his service in that capacity, against reasonable expense incurred by him in connection with the proceeding, and (ii) any present or former director or officer against any claim or liability unless it is established that (a) his act or omission was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty; (b) he actually received an improper personal benefit in money, property or services; or (c) in the case of a criminal proceeding, he had reasonable cause to believe that his act or omission was unlawful. In addition, the Company’s bylaws require it to pay or reimburse, in advance of the final disposition of a proceeding, reasonable expenses incurred by a present or former director or officer or any person who is or was serving at the Company’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, who is made a party to a proceeding by reason of his status as a director, officer, employee or agent, to the fullest extent provided by Maryland law. Current Maryland law provides that the Company shall have received, before providing any such payment or reimbursement, (i) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the Company as authorized by Maryland law and the Company’s bylaws and (ii) a written undertaking by or on his behalf to repay the amount paid or reimbursed by the Company if it shall ultimately be determined that the standard of conduct was not met. The Company’s bylaws also permit it to provide indemnification, payment or reimbursement of expenses to any of its employees or agents in such capacity.

We have also entered into an indemnification agreement with each of our directors and executive officers. Each indemnification agreement provides that we shall, to the maximum extent permitted by law, indemnify the director or executive officer and advance expenses and costs in connection with any claims, suits or proceedings arising as a result of such director’s or executive officer’s service as a director or executive officer, as applicable.

Item 8. Exhibits.

EXHIBIT INDEX

Exhibit Number

4.1	First Amended and Restated Articles of Incorporation of the Registrant, as amended through the Second Amendment, dated May 1, 2023 (filed on August 2, 2023 as Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q and incorporated by reference herein).

4.2	Third Amended and Restated Bylaws of the Registrant, as amended through the Fifth Amendment to Bylaws, dated May 1, 2023 (filed on August 2, 2023 as Exhibit 3.2 to the Registrant’s Quarterly Report on Form 10-Q and incorporated by reference herein).

4.3	Specimen Certificate of common stock, par value $.01 per share, of the Registrant (incorporated by reference to Exhibit 3.4 to the Registrant’s Registration Statement No. 1-11290 on Form 8-B) (P)

5.1	Opinion of Pillsbury Winthrop Shaw Pittman LLP.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Pillsbury Winthrop Shaw Pittman LLP (included in Exhibit 5.1).

24.1	Powers of Attorney (included on the signature pages to this Registration Statement).

99.1	The Registrant’s 2017 Performance Incentive Plan (filed as Annex A to the Registrant’s 2017 Annual Proxy Statement filed with the Commission on March 29, 2017 and incorporated herein by reference).

99.2	Amendment No. 1 to the Registrant’s 2017 Performance Incentive Plan (filed as Annex A to the Registrant’s 2023 Annual Proxy Statement filed with the Commission on March 23, 2023 and incorporated herein by reference).

107.1	Filing Fee Table

(P)	Paper exhibits

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Orlando, State of Florida on the 2nd day of August, 2023.

NNN REIT, INC., a Maryland Corporation

By:	/s/ Kevin B. Habicht
	Name:	Kevin B. Habicht
	Title:	Executive Vice President, Chief Financial Officer, Assistant Secretary and Treasurer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints each of Stephen A. Horn, Jr., Kevin B. Habicht, and Michelle L. Miller as his or her attorney-in-fact and agent, with full power of substitution and resubstitution for him or her in any and all capacities, to sign any or all amendments or post-effective amendments to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith or in connection with the registration of the securities under the Securities Act of 1933, as amended, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters and hereby ratifying and confirming all that such attorney-in-fact and agent or his or her substitutes may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Stephen A. Horn, Jr. Stephen A. Horn, Jr.	Chief Executive Officer (Principal Executive Officer), President and Director	August 2, 2023

/s/ Steven D. Cosler Steven D. Cosler	Chairman	August 2, 2023

/s/ Pamela K. M. Beall Pamela K. M. Beall	Director	August 2, 2023

/s/ David M. Fick David M. Fick	Director	August 2, 2023

/s/ Edward J. Fritsch Edward J. Fritsch	Director	August 2, 2023

/s/ Elizabeth C. Gulacsy Elizabeth C. Gulacsy	Director	August 2, 2023

/s/ Betsy D. Holden Betsy D. Holden	Director	August 2, 2023

/s/ Kamau O. Witherspoon Kamau O. Witherspoon	Director	August 2, 2023

/s/ Kevin B. Habicht Kevin B. Habicht	Chief Financial Officer (Principal Financial Officer), Executive Vice President, Assistant Secretary and Treasurer and Director	August 2, 2023